Exhibit 10.44
Summary of Compensation Arrangements with Named Executive Officers
(As of August 15, 2009)
The following summarizes, as of August 15, 2009, the cash compensation and benefits received by the Company’s Chief Executive Officer and the other officers who will be named in the Summary Compensation Table in the proxy statement for the Company’s upcoming Annual Meeting of Stockholders (collectively, the “Named Executive Officers”), excluding our previous Chief Executive Officer, Mr. Schnieders, who will be named in the Summary Compensation Table in the proxy statement but is no longer an employee of the Company. The following is a summary of existing oral at-will arrangements, and does not provide any additional rights.
The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board (the “Committee”) reviews and determines the compensation and benefits that are paid to the Company’s executive officers, including the Named Executive Officers.
The current salaries of the Named Executive Officers are as follows:

William J. DeLaney Chief Executive Officer and Chief Financial Officer	$800,000

Kenneth F. Spitler Vice Chairman of the Board, President and Chief Operating Officer	$730,000

Larry G. Pulliam Executive Vice President, Foodservice Operations	$532,000

Stephen W. Smith Executive Vice President, South and West U.S. Foodservice Operations	$494,000

Michael W. Green Executive Vice President, Northeast and North Central U.S. Foodservice Operations	$494,000
The Named Executive Officers are also eligible to participate in the Company’s executive and regular benefit plans and programs, as described below. All executive benefit plans and agreements are filed as exhibits to the Company’s Exchange Act filings. Information regarding these plans and agreements, as well as compensation paid or earned during fiscal 2009, will be included in the Company’s 2009 Proxy Statement.

Management Incentive Plan
The Named Executive Officers are eligible to receive an annual incentive bonus under the Sysco Corporation Management Incentive Plan (the “MIP”).
Deferred Compensation Election
MIP participants, including the Named Executive Officers, may defer up to 40% of their annual incentive bonus under the Executive Deferred Compensation Plan (“EDCP”). They may also elect to defer all or a portion of their salary under the EDCP. For deferrals of up to 20% of the annual incentive bonus, the EDCP provides for Sysco to credit the participant’s deferred compensation account in an amount equal to 15% of the amount deferred.
Stock Options and Restricted Stock
The Named Executive Officers are eligible to receive options under Sysco’s stock option plans, including the 2007 Stock Incentive Plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant. The 2007 Stock Incentive Plan also allows for the issuance of restricted stock grants and restricted stock units.
Cash Performance Unit Plan
The Named Executive Officers are eligible to participate in the Sysco Corporation 2008 Cash Performance Unit Plan.
Supplemental Executive Retirement Plan
The Named Executive Officers are also eligible to participate in a Supplemental Executive Retirement Plan (the “SERP”).
Severance Agreements
Mr. Spitler has a severance agreement with the Company.
Other Benefits
The Named Executive Officers also participate in Sysco’s regular employee benefit programs, which include a defined benefit retirement plan, a 401(k) plan with Company match, group medical and dental coverage, group life insurance and other group benefit plans. They are also provided with additional life insurance benefits, as well as long-term disability coverage and certain perquisites and personal benefits.